Exhibit 99.1

NEWS RELEASE 07-007 For Immediate Release	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FIRST QUARTER 2007 RESULTS

May 3, 2007 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2007. Following are highlights for the first quarter and the Company’s future outlook:

•	Q1 2007 revenues were 12% higher than Q1 2006

•	Q1 2007 net income was 18% higher than Q1 2006

•	Q1 2007 diluted EPS was 22% higher than Q1 2006

•	Q1 2007 TTB dayrates increased 20% over Q1 2006

•	Leading-edge fleetwide average OSV dayrates are now above $20,000

•	MPSV program expanded to include the construction of one new DP3 MPSV

First quarter 2007 revenues were $68.1 million, up 11.5% from $61.1 million for the first quarter of 2006. Operating income was $26.3 million, or 38.6% of revenues, for the first quarter of 2007 compared to $24.5 million, or 40.1% of revenues, for the prior-year quarter. EBITDA for the first quarter of 2007 of $33.5 million exceeded the high-end of the Company’s first quarter 2007 guidance range of $25.0 million to $30.0 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 8 to the accompanying data tables.

Net income for the first quarter of 2007 was $17.5 million, or $0.67 per diluted share, compared to $14.9 million, or $0.54 per diluted share in the year-ago quarter. Included in net income for the first quarter of 2007 was approximately $6.0 million, or $0.15 per diluted share, of interest income, up from $3.1 million, or $0.07 per diluted share, in the first quarter of 2006. This increase in interest income was primarily driven by a higher cash position resulting from cash provided by operating activities and net proceeds raised during the Company’s November 2006 convertible notes offering, and to a lesser extent, a higher average interest rate during the first quarter of 2007.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

OSV Segment. Revenues from the OSV segment were $41.1 million for the first quarter of 2007, an increase of 6.8% over $38.5 million for the same period in 2006. Fleetwide average OSV dayrates for the first quarter of 2007 of $19,073 improved 4.9%, or $898 per day, from $18,175 for the same period in 2006. OSV utilization was 91.5% for the first quarter of 2007 compared to 90.0% during the same period in 2006. The Company’s effective, or utilization-adjusted, dayrate for the OSV segment was $17,452, which was $1,094, or 6.7%, higher than the year-ago quarter. OSV operating income was $18.3 million which was roughly flat with the prior-year quarter despite a 20% year-over-year increase in operating costs. This cost increase was primarily related to previously reported market-driven personnel cost increases that included higher crew wages and FAS 123R expense associated with restricted stock units granted to mariners in June 2006 and February 2007.

TTB Segment. Revenues from the TTB segment were $26.9 million for the first quarter of 2007, an increase of $4.3 million, or 19.0%, over $22.6 million for the same period in 2006. Fleetwide average TTB dayrates of $17,680 were $2,909, or 19.7%, higher than the $14,771 achieved during the same period in 2006. These increases in revenues and average dayrates are primarily related to a change in contract mix to time charters from a significant contract of affreightment that expired at the end of March 2006 and a full-quarter contribution from the Energy 8701, a previously retired single-hulled tank barge that was placed back into service in early October 2006. Utilization in the TTB segment for the first quarter of 2007 was 94.2% compared to 93.7% in the prior-year quarter. TTB operating income increased from $6.1 million for the first quarter of 2006 to $8.0 million this quarter, an increase of $1.9 million or 31.1%.

Depreciation and Amortization (D&A). As of January 1, 2007, the Company modified its assumptions for estimated salvage values for marine equipment. The Company’s property, plant and equipment are recorded at cost. Depreciation and amortization of equipment and leasehold improvements are computed using the straight-line method based on the estimated useful lives and salvage values of the related assets. Salvage values for marine equipment are now estimated to range between 5% and 25% of the originally recorded cost, depending on vessel type. For the three months ended March 31, 2007, this change in estimated salvage values resulted in an increase in operating income, net income and diluted earnings per share of approximately $1.6 million, $1.0 million and $0.04, respectively.

General and Administrative (G&A). G&A expenses for the first quarter of 2007 of $7.4 million were up $0.6 million, or 8.8%, over the same period in 2006, largely driven by increases in personnel costs, including higher FAS 123R stock-based compensation expense. The Company’s G&A margin of 10.9% of revenues for the current quarter remains in-line with its industry peers and its prior guidance for this expense category.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, unexpected vessel repairs and shipyard delays, business combinations, divestitures, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Second Quarter 2007 Guidance. The Company expects EBITDA for the second quarter of 2007 to range between $30.0 million and $35.0 million, including a $2.2 million gain on the April 2007 disposition of the Company’s only fast supply vessel. Please refer to the attached data table and Note 8 for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure. The Company expects diluted earnings per share, or EPS, for the second quarter of 2007 to range between $0.55 and $0.67, including a $0.05 gain on disposition.

Calendar 2007 Guidance. The Company still expects EBITDA for the full calendar year 2007 to range between $125.0 million and $145.0 million and diluted EPS is now expected to range between $2.29 and $2.77.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current OSV and TTB market conditions remain constant. Fleetwide average OSV dayrates are anticipated to be in the $18,000 to $20,000 range and fleetwide OSV utilization is anticipated to be in the high-80% to low-90% range during the 2007 guidance periods. Fleetwide average TTB dayrates are generally anticipated to be in the $16,000 to $18,000 range and fleetwide TTB utilization is anticipated to be in the low-90% range during the 2007 guidance periods.

The Company’s 2007 guidance does not include any contribution from its MPSV program, nor does it include any contribution from the OSVs being constructed under its OSV newbuild program #4. Current guidance for 2007 assumes a partial-year contribution from three 60,000-barrel tank barges to be delivered under the Company’s TTB newbuild program #2. EBITDA from the TTB segment is now expected to be 34% of the mid-point of the company-wide 2007 guidance range of $125.0 million to $145.0 million.

As previously reported, the Company still expects the aggregate operating expenses of its current fleet (excluding the incremental impact of any new vessels to be delivered) to increase in 2007 by about 20% to 25% above its 2006 results. The Company’s depreciation expense for vessels that were in service as of January 1, 2007, as well as vessels projected to be placed in service during 2007, is expected to be lower for the remaining estimated useful life of such assets based on the recent change in estimated salvage values. As a result of this change, depreciation expense is expected to be $5.2 million for the second quarter of 2007 and $21.6 million for calendar 2007. G&A is still expected to increase about 20% over 2006, while remaining between 10% and 12% of revenues for 2007. The Company’s effective tax rate is expected to be 36.5% for calendar 2007.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. The Company expects maintenance capital expenditures for the second quarter of 2007 and calendar year 2007 to be approximately $10.9 million and $28.9 million, respectively. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; and (iii) non-vessel related capital improvements.

Update on MPSV Program. As announced separately this morning, the Company has expanded its multi-purpose supply vessel (“MPSV”) program. This program now consists of two MPSV-DP2 vessels currently being converted at a domestic shipyard and one MPSV-DP3 vessel to be constructed at a European shipyard. The two MPSV-DP2 vessels are expected to be delivered in the first half of 2008 and the MPSV-DP3 vessel has an anticipated delivery date in the third quarter of 2009. Based on current contracts and internal estimates, the aggregate total project costs for these three vessels, before construction period interest, is now expected to be in the $250.0 million to $270.0 million range, depending on final vessel configurations. Since the inception of this program, the Company has incurred approximately $68.2 million of project costs, with $29.0 million incurred during the first quarter of 2007.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program is comprised of a mix of nine proprietary 250 EDF class OSVs and four proprietary 240 ED class OSVs, with an aggregate capacity of about 38,000 deadweight tons, currently under construction at two domestic shipyards. Projected delivery dates for these 13 vessels range from early 2008 through early 2010. Based on current contracts and internal estimates, the aggregate total cost of this program, before construction period interest, is still expected to be approximately $305.0 million. Since the inception of this program, the Company has incurred approximately $30.5 million of project costs, with $8.4 million incurred during the first quarter of 2007.

Update on TTB Newbuild Program #2. The Company’s second TTB newbuild program currently includes three 60,000-barrel double-hulled tank barges that are under construction at a domestic shipyard and four ocean-going tugs being retrofitted at another domestic shipyard. These vessels are expected to be delivered on various dates throughout 2007. Based on current contracts and internal estimates, the aggregate total cost of this program, before construction period interest, is still expected to be approximately $70.0 million. Since the inception of this program, the Company has incurred approximately $34.7 million of project costs, with $15.3 million incurred during the first quarter of 2007.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its first quarter 2007 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, May 3, 2007. To participate in the call, dial (303) 262-2050 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through May 10, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11088755#.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations, beliefs and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations, beliefs and projections will prove to be correct. Important factors that might cause future results to differ from these assumptions, expectations, beliefs and projections include, but are not limited to, industry risks, changes in capital spending budgets by customers, fluctuations in oil and natural gas prices, variations in demand for vessel services including the inability to secure additional upstream contracts for TTB vessels, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the inability to secure contracts for vessels under construction at currently expected dayrates, the level of fleet additions by competitors and over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, shipyard construction and drydocking delays and cost overruns and related risks, vessel accidents, unplanned customer suspensions, cancellations or non-renewal of contracts, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission. This press release also contains references to the non-GAAP financial measures of earnings (net income) before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 8 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Revenues	$68,091	$65,298	$61,056
Costs and expenses
Operating expenses	27,103	26,081	22,179
Depreciation and amortization	7,187	8,697	7,489
General and administrative expenses	7,447	6,580	6,840

	41,737	41,358	36,508

Gain (loss) on sale of assets	(10)	1,526	—

Operating income	26,344	25,466	24,548
Other income (expense)
Interest income	6,008	5,390	3,112
Interest expense	(4,905)	(4,732)	(4,353)
Other income, net [1]	5	2	10

	1,108	660	(1,231)

Income before income taxes	27,452	26,126	23,317
Income tax expense	9,967	9,083	8,466

Net income	$17,485	$17,043	$14,851

Basic earnings per share of common stock	$0.68	$0.65	$0.55

Diluted earnings per share of common stock	$0.67	$0.64	$0.54

Weighted average basic shares outstanding	25,583	26,260	27,159

Weighted average diluted shares outstanding [2]	26,125	26,802	27,652

Other Operating Data (unaudited):

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Offshore Supply Vessels:
Average number	25.0	25.0	25.0
Average fleet capacity (deadweight)	59,042	59,042	59,042
Average vessel capacity (deadweight)	2,362	2,362	2,362
Average utilization rate [3]	91.5%	84.9%	90.0%
Average dayrate [4]	$19,073	$19,352	$18,175
Effective dayrate [5]	$17,452	$16,430	$16,358
Tugs and Tank Barges:
Average number of tank barges [6]	18.0	18.0	18.0
Average fleet capacity (barrels) [6]	1,549,566	1,538,071	1,482,540
Average barge size (barrels)	86,067	85,448	82,363
Average utilization rate [3]	94.2%	92.4%	93.7%
Average dayrate [7]	$17,680	$16,799	$14,771
Effective dayrate [5]	$16,655	$15,522	$13,840

Balance Sheet Data (unaudited):

	As of March 31, 2007	As of December 31, 2006
Cash and cash equivalents	$450,401	$474,261
Working capital	463,980	489,261
Property, plant and equipment, net	582,424	531,951
Total assets	1,128,492	1,098,380
Total long-term debt	549,509	549,497
Stockholders’ equity	474,549	428,067

Cash Flow Data (unaudited):

	Three Months Ended
	March 31, 2007	March 31, 2006
Cash provided by operating activities	$31,046	$27,901
Cash used in investing activities	(54,810)	(12,349)
Cash provided by (used in) financing activities	(96)	118

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Offshore Supply Vessels:
Revenues	$41,143	$39,318	$38,500
Operating income	$18,342	$16,969	$18,482
Operating margin	44.6%	43.2%	48.0%

Components of EBITDA [8]
Net income	$12,142	$11,574	$11,352
Interest expense (income), net	(716)	(769)	666
Income tax expense	6,921	6,168	6,472
Depreciation	2,626	3,542	3,417
Amortization	1,127	941	656

EBITDA [8]	$22,100	$21,456	$22,563

Adjustments to EBITDA
Stock-based compensation expense	$974	$647	$619
Interest income	3,822	3,775	2,174

Adjusted EBITDA [8]	$26,896	$25,878	$25,356

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$22,100	$21,456	$22,563
Cash paid for deferred drydocking charges	(2,944)	(1,987)	(740)
Cash paid for interest	(30)	(5,741)	(33)
Cash paid for taxes	—	(150)	—
Changes in working capital	4,011	9,482	(2,497)
Stock-based compensation expense	974	707	619
Changes in other, net	(90)	(23)	55

Net cash provided by operating activities	$24,021	$23,744	$19,967

Tugs and Tank Barges:
Revenues	$26,948	$25,980	$22,556
Operating income	$8,002	$8,497	$6,066
Operating margin	29.7%	32.7%	26.9%

Components of EBITDA [8]
Net income	$5,343	$5,473	3,499
Interest expense (income), net	(387)	111	575
Income tax expense	3,046	2,914	1,994
Depreciation	2,181	2,596	2,392
Amortization	1,253	1,617	1,024

EBITDA [8]	$11,436	$12,711	$9,484

Adjustments to EBITDA
Stock-based compensation expense	$771	$601	$619
Interest income	2,186	1,615	938

Adjusted EBITDA [8]	$14,393	$14,927	$11,041

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$11,436	$12,711	$9,484
Cash paid for deferred drydocking charges	(3,150)	(2,977)	(142)
Cash paid for interest	(17)	(3,447)	(17)
Cash paid for taxes	—	(149)	—
Changes in working capital	(1,887)	(2,324)	(2,056)
Stock-based compensation expense	771	541	619
Changes in other, net	(128)	(1,668)	46

Net cash provided by operating activities	$7,025	$2,687	$7,934

Consolidated:
Revenues	$68,091	$65,298	$61,056
Operating income	$26,344	$25,466	$24,548
Operating margin	38.7%	39.0%	40.2%

Components of EBITDA [8]
Net income	$17,485	$17,047	$14,851
Interest expense (income), net	(1,103)	(658)	1,241
Income tax expense	9,967	9,082	8,466
Depreciation	4,807	6,138	5,809
Amortization	2,380	2,558	1,680

EBITDA [8]	$33,536	$34,167	$32,047

Adjustments to EBITDA
Stock-based compensation expense	$1,745	$1,248	$1,238
Interest income	6,008	5,390	3,112

Adjusted EBITDA [8]	$41,289	$40,805	$36,397

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$33,536	$34,167	$32,047
Cash paid for deferred drydocking charges	(6,094)	(4,964)	(882)
Cash paid for interest	(47)	(9,188)	(50)
Cash paid for taxes	—	(299)	—
Changes in working capital	2,124	7,158	(4,553)
Stock-based compensation expense	1,745	1,248	1,238
Changes in other, net	(218)	(1,691)	101

Net cash provided by operating activities	$31,046	$26,431	$27,901

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2007 Guidance	Second Quarter 2007 Estimate		Full-Year 2007 Estimate		Full-Year 2007 Prior Estimate		Pro Forma Run- Rate [10]
	Low	High	Low	High	Low	High
Components of Projected EBITDA [8]
Adjusted EBITDA [8]	$36.9	$41.9	$152.1	$172.1	$153.2	$173.2	$291.4
Interest income	5.1	5.1	20.0	20.0	18.7	18.7	22.5
Stock-based compensation expense	1.8	1.8	7.1	7.1	9.5	9.5	7.1

EBITDA [8]	$30.0	$35.0	$125.0	$145.0	$125.0	$145.0	$261.8
Depreciation	5.2	5.2	21.6	21.6	28.1	28.1	36.0
Amortization	3.0	3.0	11.7	11.7	11.9	11.9	17.9
Interest (income) expense, net	(1.2)	(1.2)	(4.7)	(4.7)	(2.8)	(2.8)	1.9
Income tax expense	8.4	10.2	35.2	42.5	29.9	36.7	75.2
Income tax rate	36.5%	36.5%	36.5%	36.5%	34.0%	34.0%	36.5%
Net income	$14.6	$17.8	$61.2	$73.9	$57.9	$71.1	$130.8

Weighted average diluted shares outstanding	26.7	26.7	26.7	26.7	26.5	26.5	26.7
Diluted earnings per share	$0.55	$0.67	$2.29	$2.77	$2.19	$2.68	$4.90

Projected EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$30.0	$35.0	$125.0	$145.0	$125.0	$145.0	$261.8
Cash paid for deferred drydocking charges	(3.6)	(3.6)	(14.7)	(14.7)	(14.7)	(14.7)	(23.7)
Cash paid for interest	(11.3)	(11.3)	(22.6)	(22.6)	(22.5)	(22.5)	(22.6)
Cash paid for taxes	(0.2)	(2.2)	(2.9)	(6.9)	(0.3)	(0.7)	(4.8)
Changes in working capital [9]	12.5	9.3	47.8	43.0	47.8	43.0	22.3
Stock-based compensation expense	1.8	1.8	7.1	7.1	9.5	9.5	7.1
Changes in other, net [9]	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$29.0	$28.8	$139.5	$150.7	$144.6	$159.4	$239.9

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited) 11:

Historical Data (in thousands):
	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Maintenance Capital Expenditures:
Deferred drydocking charges	$6,093	$4,964	$882
Other vessel capital improvements	1,619	3,569	1,130
Non-vessel related capital improvements	946	1,684	1,335

	$8,658	$10,217	$3,347

Growth Capital Expenditures:
TTB newbuild program #1	$—	$460	$3,861
AHTS acquisition and retrofit costs	—	—	1,830
MPSV program	28,963	12,063	1,457
TTB newbuild program #2	15,296	3,640	—
OSV newbuild program #4	8,424	9,086	2,240

	$52,683	$25,249	$9,388

Forecasted Data:
	1Q2007A	2Q2007E	3Q2007E	4Q2007E	2007E
Maintenance Capital Expenditures:
Deferred drydocking charges	$6.1	$3.6	$2.8	$2.2	$14.7
Other vessel capital improvements	1.6	2.8	1.3	1.3	7.0
Non-vessel related capital improvements	0.9	4.5	0.6	1.2	7.2

	$8.6	$10.9	$4.7	$4.7	$28.9

Growth Capital Expenditures:
MPSV program	$29.0	$45.3	$24.5	$22.1	$120.9
TTB newbuild program #2	15.3	15.3	16.6	2.7	49.9
OSV newbuild program #4	8.4	15.4	27.0	42.0	92.8

	$52.7	$76.0	$68.1	$66.8	$263.6

Full Construction Cycle Data:
	Pre-2007A	2007E	2008E	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$39.2	$120.9	$61.6	$38.3	$—	$260.0
TTB newbuild program #2	19.4	49.9	0.7	—	—	70.0
OSV newbuild program #4	22.1	92.8	149.2	39.3	1.6	305.0

	$80.7	$263.6	$211.5	$77.6	$1.6	$635.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.
[2]

For the three months ended March 31, 2007, December 31, 2006 and March 31, 2006, stock options representing rights to acquire 346, 164 and 3 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of March 31, 2007 and December 31, 2006, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of such notes. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.
[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.
[5]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.
[6]

The averages for the quarters ended March 31, 2007 and December 31, 2006 reflect the sale of the Energy 2202 in May 2006, which was one of the Company’s smaller, single-hulled tank barges. The average for the quarters ending March 31, 2007 and December 31, 2006 includes the Energy 8701, a previously retired single-hulled tank barge that was reactivated in October 2006.

[7]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[8]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.
The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP
EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes it provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.”

[9]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[10]

“Pro Forma Run-Rate” scenario illustrates the estimated incremental operating results from all of the vessels that are currently under construction under the MPSV program, TTB newbuild program #2, and OSV newbuild program #4, assuming all of those vessels were placed in service as of January 1, 2007 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization in the low to mid-90% range assuming a normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses, SG&A and income tax expense, are consistent with the Company’s current 2007 guidance. Interest (income) expense, net, assumes $24.4 of interest expense offset by $22.5 of interest income on a projected post-construction cash balance of $450.0.

[11]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.